Exhibit 10.10
March 24, 2026
Dear Mary Weber:
Lincoln International, LLC (“Lincoln International”) is offering you a one-time retention bonus (“Retention Bonus”) in the amount of $500,000, which is payable within two pay periods of your execution of this letter (the “Payment Date”), in consideration of the terms and conditions, covenants, promises, and obligations set forth herein.
Retention Bonus Terms and Conditions
Notwithstanding the Payment Date, you will not earn any portion of the Retention Bonus until you have been employed by Lincoln International for three (3) full years following the Payment Date (and you have not tendered your resignation prior thereto). Accordingly, if you resign or your employment is terminated for any reason prior to the date that is three (3) years after the Payment Date (the “Retention Period”), you will not have earned any portion of the Retention Bonus and are responsible for repaying to Lincoln International the entirety of the Retention Bonus.
Your signature below indicates you agree that the Retention Bonus will be treated as a cash advance to be earned as set forth above, and you expressly agree that, should you resign or your employment is terminated for any reason prior to the end of the Retention Period, (i) Lincoln International shall have the authority and the right (in its sole discretion) to deduct from your remaining paychecks (and any other amounts due to you) as much as is necessary to repay the Retention Bonus (including the right and authority to take your entire final paycheck, subject to applicable law) and (ii) you will execute and deliver any instrument or documents, and do all other things reasonably requested by Lincoln International (both during and after your employment with Lincoln International), required by applicable law (as determined by Lincoln International in its sole discretion) for Lincoln International to effectuate the deductions. To the extent any unearned portion of the Retention Bonus remains due to Lincoln International after such deductions or Lincoln International decides not to make such deductions for any reason, you agree to repay Lincoln International by check or wire transfer the Retention Bonus (or any amount still due after such deductions) within 30 days following your separation date.
You must be employed by Lincoln International (and have not tendered your resignation) at the time the Retention Bonus is payable to receive such payment. All payments are subject to applicable withholdings, including taxes.
Other Terms and Conditions
Nothing in this letter agreement obligates either you or Lincoln International to any definite employment period, or changes either party’s rights to terminate our association at any time and for any reason. This letter agreement is intended to satisfy the timing of payment (and other) requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the

Lincoln International Inc. 110 North Wacker 51st Floor Chicago, Illinois 60606	www.lincolninternational.com

regulations and guidance promulgated thereunder (“Section 409A”) or an exception thereto, including but not limited to Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9) to
the greatest extent possible, and to the extent not so exempt, compliant under and 1.409A-3(a). This letter agreement supplements and is in addition to any prior agreements and understandings between you and Lincoln International relating to the subject matter hereof. Except as expressly set forth in this letter agreement, all prior agreements and understandings shall remain in full force and effect. This letter agreement may not be amended orally, but only by a written instrument executed by each party to this letter agreement.
Please acknowledge your acceptance of these terms of this letter agreement by signing a copy of this letter in the space marked for your signature below, and then please return your signed acceptance to Benefits at benefits@lincolninternational.com.
We appreciate your continued commitment and support to the firm. Your dedication is valued, and we thank you for the important contributions you make to our ongoing success.
Sincerely,

/s/ Robert Brown

Acknowledged and Agreed:

/s/ Mary R Weber	Date:	03/24/2026

Mary Weber

Lincoln International Inc. 110 North Wacker 51st Floor Chicago, Illinois 60606	www.lincolninternational.com